Elevation Series Trust 485BPOS

Exhibit 99(h)(7)

MASTER TRANSFER AGENCY AND SERVICES AGREEMENT

THIS TRANSFER AGENCY AND SERVICES AGREEMENT (the “Agreement”) is made as of June 30, 2025, between Elevation Series Trust, a Delaware statutory trust (the “Trust”), and Paralel Technologies LLC, a Delaware limited liability company (“Paralel”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, consisting of multiple series,

WHEREAS, Paralel provides transfer agency services to registered investment companies; and

WHEREAS, the Trust desires to appoint Paralel as its transfer agent, dividend disbursing agent and agent in connection with certain other activities on behalf of each of its series initially listed in Appendix A (as may be amended from time to time) (each, a “Fund” or collectively, the “Funds”), and for any additional series added after the commencement of this Agreement for which a “Fund Addendum” in the form attached as Appendix E has been executed; and

WHEREAS, Paralel desires to accept such appointment.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows.

1.	Relationship of Fund Addendums; Paralel Appointment and Duties.

a.	Each Fund Addendum applicable to the specified Funds described therein includes terms that supplement this Agreement for those respective Funds. In the event of a conflict between the terms set forth in a Fund Addendum and any terms set forth in this Agreement, the terms set forth in the applicable Fund Addendum shall govern, but solely with respect to the Funds described therein.

b.	The Trust, on behalf of the Funds, hereby appoints Paralel to provide the transfer agent and other specified services set forth in Appendix B hereto (“Services”), as amended from time to time, upon the terms and conditions hereinafter set forth. Paralel hereby accepts such appointment and agrees to furnish such specified Services. Paralel shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

c.	Paralel may employ or associate itself with a person or persons or organizations as Paralel believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of Paralel, and the Trust shall bear no cost or obligation with respect thereto; and provided further that Paralel shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	Paralel Compensation; Expenses.

a.	In consideration for the Services to be performed hereunder by Paralel, the Trust shall pay Paralel the fees listed in the applicable Fund Addendum for such Fund(s). Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by Paralel under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to Paralel, as reasonably determined by Paralel. On January 1 of each year, all fees set forth in Appendix C, the Fund Addendum, or otherwise in this Agreement shall be increased by a cost of living adjustment equal to the greater of (i) three percent (3%) or (ii) the percentage increase in the Consumer Price published by the Bureau of Labor and Statistics of the United States Department of Labor, for the geographic location Denver-Aurora-Lakewood, CO region for the twelve-month period ending with the latest published month preceding January 1st plus one and one half percent (1.5%) (the “CPI adjustment”). Paralel will provide notice to the Trust of the amount of such any such CPI adjustment at, promptly following, or prior to its implementation. Any CPI adjustment not charged in any given year may be included in prospective CPI fee adjustments in future years.

b.	Paralel will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein or in Appendix C, and/or the Fund Addendum for such Fund. Paralel will not bear any of the costs of Trust personnel or Trust expenses unrelated to the performance of the services described herein. All Trust expenses incurred shall be borne by the Trust or a Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Trust shares; administrative and accounting expenses; custodial expenses; interest; Trust directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trust’s directors; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

c.	The Trust agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice. Except as provided in Appendix C and/or the Fund Addendum, Paralel shall bill fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Paralel). Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance to the extent permitted by law.

3.	Right to Receive Advice.

a.	Advice of the Trust and Service Providers. If Paralel is in doubt as to any action it should or should not take, Paralel may request directions, advice or instructions from the Trust or a Fund’s investment adviser or, as applicable, the Trust’s custodian or other service providers.

b.	Advice of Counsel. If Paralel is in doubt as to any question of law pertaining to any action it should or should not take, Paralel may request advice from counsel of its own choosing (who may be counsel for the Trust, a Fund’s investment adviser, or Paralel, at the option of Paralel).

c.	Conflicting Advice. In the event of a conflict between directions, advice or instructions Paralel receives from the Trust or any authorized service provider on behalf of the Trust and the advice Paralel receives from counsel, the Trust and Paralel shall mutually agree upon the directions, advice or instructions to follow.

4.	Standard of Care; Limitation of Liability; Indemnification.

a.	Paralel shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

b.	In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by Paralel in the performance of its duties, obligations or responsibilities set forth in this Agreement, Paralel and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agree to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (collectively, a “Loss” or “Losses”) (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

i.	the inaccuracy of any factual information furnished to Paralel by the Trust, a Fund’s investment adviser or custodian or any third party on behalf of the Trust;

ii.	Paralel’s reliance on any instruction, direction, notice, instrument or other information provided by the Trust, a Fund’s investment adviser or custodian or any authorized third party on behalf of the Trust, a Fund, or any shareholder of the Funds, that Paralel reasonably believes to be genuine;

iii.	any reasonable error of judgment or mistake of law of Paralel related to any loss suffered by the Trust in connection with the matters to which this Agreement relates;

iv.	failure to satisfy requests to cancel or amend payment orders, or to detect any erroneous payment order;

v.	lost interest with respect to the refundable amount of an unauthorized payment order;

vi.	loss of data or service interruptions caused by equipment failure (provided that, if such equipment is under Paralel’s control, reasonable care has been taken to maintain such equipment); or

vii.	any other action or omission to act which Paralel takes in connection with the provision of Services to the Trust.

Without limiting the generality of the foregoing, any Loss incurred by any party to the Agreement, or any other party, including a current or former Fund shareholder, as a result of fraud, mistake or error by a Shareholder or other person ("Fraud Loss"), shall, as between Paralel and the Trust, be the responsibility and liability of the Trust, if in connection with all related purchase, repurchase and/or redemption transactions, Paralel either complied materially with its written procedures applicable to such transactions ("Applicable Procedures"), or otherwise operated without willful misfeasance, bad faith, gross negligence or reckless disregard.

c.	Paralel shall indemnify and hold harmless the Trust, and their respective officers, trustees, directors, agents and employees from and against any and all Losses (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly from Paralel’ willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement, except as otherwise set forth in Section 4(b).

d.	Notwithstanding anything in this Agreement to the contrary, (i) no party shall be liable under this Agreement to the other party hereto, or to any other party, for any punitive, consequential, special or indirect losses or damages; (ii) Paralel will not be liable for any trading losses, lost revenues, lost profits, whether or not such damages were foreseeable or Paralel was advised of the possibility thereof, and (iii) the maximum cumulative amount of liability of Paralel to the Trust, any Funds, and all persons or entities making a claim arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the aggregate fees paid by such Fund to Paralel under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the claim (as determined on a Fund level, but in no event will it exceed the total amount paid by the Trust over such period).

e.	In any case in which a party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5.	Force Majeure. Other than as to payment obligations of the Trust and its Funds, no party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6.	Activities of Paralel. The services of Paralel under this Agreement are not to be deemed exclusive, and Paralel shall be free to render similar services to others. The Trust recognizes that from time-to-time directors, officers and employees of Paralel may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include Paralel as part of their name and that Paralel or its affiliates may enter into service agreements for similar or different services with such other corporations and businesses.

7.	Accounts and Records. The accounts and records maintained by Paralel shall be the property of the Trust. Paralel shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. Paralel shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during Paralel’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Paralel to the Trust at the Trust’s expense. Paralel shall assist the Funds’ independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records. In the event Paralel receives a request or demand for the inspection of records relating specifically to the Trust or a Fund, Paralel will promptly notify the Trust of such request in writing and obtain instructions from the Trust as to the handling of such request.

8.	Confidential and Proprietary Information. In accordance with Regulation S-P and other relevant rules and regulations, Paralel agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where Paralel may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, Paralel shall use reasonable commercial efforts to request confidential treatment of such information. Paralel shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

9.	Compliance with Rules and Regulations. Paralel shall comply (and to the extent Paralel takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which Paralel has knowledge (it being understood that Paralel is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to Paralel). Except as set out in this Agreement, Paralel assumes no responsibility for such compliance by the Trust. Paralel shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust or its Chief Compliance Officers. Paralel shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

10.	Representations and Warranties of Paralel. Paralel represents and warrants to the Trust that:

a.	It is duly organized and existing as a limited liability company and in good standing under the laws of the State of Delaware.

b.	It is empowered under applicable laws and by its operating documents (including its Certificate of Formation and Operating Agreement) to enter into and perform this Agreement.

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

d.	The (i) execution, delivery and performance of this Agreement by Paralel does not breach, violate or cause a default under any agreement, contract or instrument to which Paralel is a party or any judgment, order or decree to which Paralel is subject; (ii) the execution, delivery and performance of this Agreement by Paralel has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Paralel and Trust, this Agreement will be a valid and binding obligation of Paralel.

e.	It has and will continue to have access to the necessary facilities, equipment, systems and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

f.	It is, and will continue to be, registered as a transfer agent under the 1934 Act.

g.	It currently maintains and shall at all times maintain insurance coverage adequate for the nature of its operations, including directors and officers, errors and omissions and fidelity bond insurance coverage (as applicable). Upon the reasonable request of the Trust, it shall provide the Trust a certificate of insurance and shall notify the Trust if there are any material adverse changes to its insurance policies or coverage.

h.	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it which would prohibit its execution or performance of this Agreement.

11.	Representations and Warranties of the Trust. The Trust represents and warrants to Paralel that:

a.	It is a statutory trust duly organized and existing and in good standing under the laws of the state of its organization, and is registered with the SEC as an open-end, registered investment company under the 1940 Act.

b.	It is empowered under applicable laws and by its Declaration of Trust and Bylaws (collectively, the “Organizational Documents”) to enter into and perform this Agreement.

c.	Its Board of Trustees has duly authorized it to enter into and perform this Agreement.

d.	A registration statement under the 1933 Act and the 1940 Act is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Funds being offered for sale.

e.	Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to a Fund’s registration statement or adopt any policies which would affect materially the obligations or responsibilities of Paralel hereunder without the prior written approval or Paralel, which approval shall not be unreasonably withheld or delayed.

f.	The (i) execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which that Trust is a party or any judgment, order or decree to which said Trust is subject; (ii) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Paralel and Trust, this Agreement will be a valid and binding obligation of the Trust and each Fund.

g.	Any officer position(s) filled by Paralel, to the extent applicable, shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Trust on substantially the same terms as such coverage is provided for the other persons serving as officers of the Trust after such persons are no longer officers of the Trust; or (iii) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is continued for the other Trust officers (but, in any event, for a period of no less than six years). The Trust shall provide Paralel with proof of current coverage upon request, including a copy of the Policy, and shall notify Paralel immediately should the Policy be cancelled or terminated.

h.	The Trust officer position(s) filled by Paralel (if any) are named officer(s) in the Trust corporate resolutions and are subject to the provisions of the Trust Organizational Documents regarding indemnification of its officers.

12.	Documents. The Trust has furnished or will furnish, upon request, Paralel with copies of the Trust’s Declaration of Trust, advisory agreement(s), custodian agreement, transfer agency agreement (if any separate from the Agreement), administration agreement, current prospectus, statement of additional information, periodic Trust reports, and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to Paralel a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to Paralel any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust and or Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

13.	Consultation Between the Parties. Paralel and the Trust shall regularly consult with each other regarding Paralel’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to Paralel at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

14.	Business Continuity Plan. Paralel shall maintain in effect a business continuity plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, Paralel shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

15.	Additional Funds: In the event that the Trust wishes to add one or more series after the effectiveness of this Agreement a to this Agreement, such series shall become Funds under this Agreement upon amendment to Appendix A via the execution of a Fund Addendum with respect to such Funds.

16.	Duration and Termination of this Agreement.

a.	Initial Term. This Agreement shall become effective generally as of the date first set up above, and with respect to each Fund, as of the date first specified in the Fund Addendums. This Agreement shall thereafter continue for the terms set forth in the Fund Addendum and remain in effect through the end of the terms specified in the last to terminate of the Fund Addendums entered into under this Agreement. The Initial Term of each Fund Addendum shall be deemed the “Initial Term.”

b.	Renewal Terms. This Agreement and any Fund Addendum shall renew at the end of the Initial Term applicable to such Fund(s) and shall thereafter continue for successive annual periods (each a “Renewal Term” and collectively, with the Initial Term, a “Term”) until notice of termination of the Fund Addendum is provided with respect to the Funds as set forth in Section 16(c) or 16(d) herein.

c.	Termination Generally. The Agreement will continue and will only terminate upon the termination of all Fund Addendums hereunder. Either party may terminate a Fund Addendum with respect to one or more Fund(s), with such termination coinciding at the end of the applicable Term then in effect for such Fund if, at least ninety (90) days prior to the end of the applicable Term, it gives the other party a written notice of non-renewal and termination.

d.	Termination for Cause. Paralel or the Trust (on behalf of the Funds) also may, by written notice to the other, terminate this Agreement or a Fund Addendum if any of the following events occur:

i.	The other party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching party gives the other party written notice of such breach.

ii.	The other party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, or (iv) where the other party is the Trust, and Trust becomes subject to a material Action (as defined below) or an Action that Paralel reasonably determines could cause Paralel reputational harm (including any Action against an investment adviser, or other service provider of Trust), or (v) where the other party is Paralel, material changes in governing documents, bylaws, or registration statement, or other assumptions relied upon by the Paralel or the assumptions set forth are determined by Paralel, in its reasonable discretion, to materially affect the services provided by Paralel. “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any person, including any government entity or authority.

iii.	If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, or other such date as agreed to by the parties.

e.	Early Termination - Except if terminated in accordance by Section 16(c) or 16(d), if a Fund Addendum with respect to a Fund or all Funds under the Fund Addendum is otherwise terminated prior to the end of the applicable Term, the Trust, on behalf of the Fund, shall be obligated to pay Paralel the remaining balance of the fees, reimbursable expenses and other moneys payable to Paralel for such Fund(s) under the Fund Addendum through the end of the applicable Term, as applicable. In this situation, the remaining balance of fees payable to Paralel shall be calculated based on the average monthly fees paid for the prior six-month period for the applicable Fund, multiplied by the number of months remaining for that Fund through the end date of the then current Term. Termination of a Fund Addendum or the Agreement by the Trust or any Fund will not relieve the Trust or any Fund of any other amount due under this Agreement. The parties agree that any payment is a reasonable forecast of probable actual loss to Paralel and that this sum is agreed to as liquidated damages and not as a penalty.

f.	Early Termination Due to Liquidation. A Fund Addendum with respect to a Fund ceasing operations or liquidating may be terminated due to such liquidation or ceasing of operations; provided however, the Fund will remain responsible for the minimum fees payable under the Fund Addendum applicable to that Fund through the end date of the then current Term.

g.	Deliveries Upon Termination. Upon termination of Fund Addendum and/or this Agreement, Paralel agrees to cooperate in the orderly transfer of transfer agency duties and shall deliver to the Trust or as otherwise directed by the Trust (in the case of termination by the Trust, at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event Paralel gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust use all reasonable commercial efforts to appoint such replacement on a timely basis. In no event will Paralel be required to assist any new service or system provider in modifying or altering the Paralel’ or the new agent’s system or software.

h.	Deconversion Costs. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust. Additionally, the Trust agrees to pay to Paralel a reasonable fee (determined by Paralel) for Paralel’s services provided in connection with the Trust liquidating or converting to another service provider.

17.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of Paralel, or by Paralel without the prior written consent of the Trust (except for assignment by the Paralel to an affiliate under common control).

18.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control. Each party to this Agreement, by its execution hereof (i) irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of Colorado or the United States District Courts for the State of Colorado for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

19.	Amendments to this Agreement. This Agreement and any Fund Addendums may only be amended by the parties in writing.

20.	Notices. Any notice, advice or report to be given pursuant to this Agreement shall be made in writing and deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email, upon the receipt by the sending party of written confirmation of receipt by the receiving party, which shall not be unduly withheld by the receiving party;

To Paralel:

Paralel Technologies LLC
1700 Broadway, Suite 1850
Denver, Colorado 80290
Attn: General Counsel
Email: [Redacted]

To the Trust:

Elevation Series Trust
1700 Broadway, Suite 1850
Denver, Colorado 80290
Attn: General Counsel
Email: [Redacted]

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

22.	Entire Agreement. This Agreement, together with any Appendices and Fund Addendums, embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that Paralel may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

23.	Severability. Any covenant, provision, agreement or term contained in this Agreement that is prohibited or that is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, effecting or impairing the other provisions hereof.

24.	Survival. The provisions of Sections 4, 6, 8, 11, 16 (as applicable), 18, 23 and this Section 24 hereof shall survive termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ELEVATION SERIES TRUST,
A Delaware statutory trust

By:	/s/ Bradley Swenson
Name:	Bradley Swenson
Title:	President

PARALEL TECHNOLOGIES LLC, A Delaware limited liability company

By:	/s/ Jeremy May
Name:	Jeremy May
Title:	Chief Executive Officer

APPENDIX A

FUNDS

Funds covered through the addition/revision/termination of Fund Addendums shall be deemed to automatically update the list of Funds referenced in this Appendix A. No additional amendment of the Agreement is necessary.

The Disciplined Growth Investors Fund

Appendix A - 1

APPENDIX B

SERVICES

In accordance with procedures established from time to time by agreement between the Trust and Paralel, Paralel agrees that it will perform the following services for the Trust, on behalf of the Funds, and each class of shares:

A.	Shareholder Transactions

i.	Set up account information, including appropriate account type, shareholder address, dividend option, wire instructions, and taxpayer identification;

ii.	Process shareholder purchase and redemption / repurchase orders in accordance with conditions set forth in the Fund’s prospectus;

iii.	Process exchanges & transfers;

iv.	Generate shareholder periodic statements;

v.	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934;

vi.	Process dividend and distribution payments (paid in cash or reinvested back into the account purchasing new shares)

vii.	Provide cost basis reporting for shareholders;

viii.	Maintain a record of the number of shares held by each shareholder of record;

ix.	Record the issuance of shares of each fund and maintain, pursuant to Rule 17AD-10 of the Securities Exchange Act of 1934, a record of the total number of shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding; and

x.	Administer and/or perform all other customary services of a transfer agent.

B.	Shareholder Account Maintenance

i.	Maintain all shareholder records for each account in the Funds

ii.	Record shareholder account information changes

iii.	Maintain account documentation files for each shareholder

C.	Shareholder Information Services

i.	Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, dividend information, and yields;

ii.	Produce detailed history of transactions through duplicate or special order statements upon request using available history;

iii.	Respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts;

iv.	Provide mailing lists for distribution of prospectuses, proxy statements, financial reports or other marketing material;

D.	Dealer Processing

I.	Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent;

II.	Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares

III.	Calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

Appendix B - 1

IV.	Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in each load Portfolio.

E.	Banking and DTCC Services

I.	Accept and effectuate the registration and maintenance of accounts through the Depository Trust and Clearing Corporation (“DTCC”) or National Securities Clearing Corporation (the “NSCC”) Fund/SERV also facilitating the purchase, redemption, transfer and exchange of shares in such accounts through and on behalf of the DTCC or NSCC participants, including the Funds.

II.	Maintain bank account(s) that (i) are maintained in connection with Paralel’s services to the Funds under the Transfer Agency Agreement and (ii) as to which Paralel has authority to make deposits and withdrawals (the “Operating Accounts”).

III.	Accept and distribute funds via systems such as, but not limited to; DTCC, NSCC and various banking systems such as Automated Clearing House (“ACH”), Fed Wire and or SWIFT.

IV.	Paralel shall cause to be moved to Fund custody accounts all cash settlements including DTCC or NSCC settlements paid into transfer agency demand deposit accounts. Purchase settlements received through DTCC or NSCC, paid into transfer agency demand deposit accounts at BOKF or other banking institution, shall be moved Trust Custody accounts the next business day after settlement from the DTCC or NSCC.

F.	Compliance Reporting

i.	Maintain an Anti-Money Laundering Program in compliance with the USA PATRIOT Act of 2001 and regulations thereunder;

ii.	Perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”)

iii.	Provide reporting to the Securities and Exchange Commission (the “SEC”) and the states in which the Funds are registered

iv.	Prepare and distribute appropriate Internal Revenue Service forms for shareholder income and capital gains

v.	Issue tax withholding reports to the Internal Revenue Service

vi.	Maintain a Customer Identification Program by obtaining, verifying, and recording information that identifies each person who opens an account within the Trust/Funds.

vii.	Maintain and coordinate Blue Sky registration and notice filings, in house or by using third party vendor.

G.	New procedures as to who provides certain of these services may be established in writing from time to time by agreement between the Trust and Paralel. Pursuant to such agreement, Paralel may at times perform only a portion of these services and the Trust or its agent may perform these services on the Trust’s behalf. Paralel may require the Trust to enter into an additional agreement or agree to certain terms of use relating to the creation of a shareholder site for the Trust, or to obtain access to Paralel’s web portal. Except as provided above, Paralel is not obligated to provide and may discontinue or suspend the availability of any web portal at any time without prior notice.

Appendix B - 2

APPENDIX C

FEES AND EXPENSES

The fees to be paid to Paralel by the Trust for the Funds shall be set forth in the applicable Fund Addendum for such Funds.

Appendix C - 1

APPENDIX D

FORM OF FUND ADDENDUM

FUND ADDENDUM DATED [          ] TO THE
MASTER TRANSFER AGENCY AND SERVICES AGREEMENT (“AGREEMENT”)
BETWEEN ELEVATION SERIES TRUST AND PARALEL TEchnologies LLC

1.	Relationship to Agreement: Except as specifically set forth herein, defined terms used in this Fund Addendum shall have the meaning set forth in the Agreement. Upon executing this Fund Addendum, the Complex Advisor (as defined below) and the Fund(s) in the Fund Complex described herein shall be included in the terms and conditions of the Agreement as if the same had been an original party thereto, as applicable to the Fund(s) in the Fund Complex. In the event of a conflict between the terms set forth in this Fund Addendum and any terms set forth in the Agreement, the terms set forth in this Fund Addendum shall govern, but solely with respect to the Funds in the Fund Complex described herein.

2.	Fund Complex: The “Fund Complex“ includes each of the Fund(s) listed below. This Fund Addendum may be amended to add the Trust to the Fund Complex that are established as a series of the Trust subsequent to the date hereof for which [ ] (the “Complex Advisor”) serves as adviser.

●	[Fund 1]

●	[Fund 2]

3.	Start Date and Term: The term of this Fund Addendum shall begin [as of the date set forth above] (“Addendum Start Date”) and continue in effect with respect to the Fund Complex for a period of 3 years from the Addendum Start Date (the “Initial Term”). Following expiration of the Initial Term, this Fund Addendum shall continue in effect for successive periods of one year (each, a “Renewal Term” and collectively, with the Initial Term, a “Term”) unless otherwise terminated or a notice of non-renewal is given as set forth in the Agreement. This Fund Addendum may only be terminated at the end of a Term or as otherwise set forth in the Agreement. Any payment obligation of the Complex Advisor and/or Fund(s) under the Agreement and/or this Fund Addendum shall survive the termination of the Agreement and/or this Fund Addendum until such obligation is fulfilled.

4.	Fees and Expenses: The following fees are due and payable monthly to Paralel pursuant to Section 2 of the Agreement, payable out of the assets of each Fund, except that, for situations where the Complex Advisor is subject to a unitary fee arrangement with a Fund, the Complex Advisor will be primarily responsible for and agrees to make such payment of fees, charges and obligations due to Paralel pursuant to the Agreement and this Fund Addendum. However, in all situations, the Trust, on behalf of its Funds, acknowledges that the applicable Fund remains responsible for any fees, charges and obligations or other liabilities that the Complex Advisor fails to pay.

Fees: Each Fund in the Fund Complex will be charged the following fees. Fees are billable on a monthly basis at the rate of 1/12 of the annual fee, plus any additional fees applicable for that month. The full charge applies for a Subaccount in the month that an account opens or is active.

Subaccount Definition; A Subaccount is the collection of records that describe a single specific shareholder’s position in a single CUSIP (fund or class of fund). Therefore, a shareholder which has invested in two distinct funds, with investments in one class of one fund, and in three classes of the other fund, would represent four (4) Subaccounts.

[Annual Base Fee: $[ ] per Fund under this Agreement, plus additional fees as set forth below. ]

Appendix D - 1

Annual Active Subaccount Fee:

-	[ ]

An active subaccount is an account that that currently holds or has held shares in the previous 30 days.

Annual Inactive/Closed Subaccount Fee:

-	[ ]

Custodial Subaccount Fee

-	$[ ] additional annual maintenance fee per Custodial Subaccount

This Custodial Subaccount Fee is subject to renegotiation between the parties if Paralel has reasonably determined that the underlying fees or costs required to service the accounts have materially changed. This fee is to include IRA, Coverdell Education Savings Accounts (CESA) and other accounts that are subject ERISA rules or are to be held through a registered custodian.]

Consolidated DTCC/NSCC Process and Banking Administration:

The Trust may elect to participate in Paralel’s consolidated DTCC/NSCC membership (“Paralel’s Consolidated DTCC/NSCC Membership”) in lieu of the Trust holding a stand-alone DTCC/NSCC membership. For participation in Paralel’s Consolidated DTCC/NSCC Membership, the Trust will pay Paralel an amount equal to 50% of the applicable DTCC/NSCC Membership fees which would have otherwise applied to the Trust (including the base DTCC/NSCC Membership fees, and any additional membership fees which may include, but is not limited to, Payment Axis, Fund/SERV, Mutual Fund Profile and Networking/OmniSERV services, as applicable). The Trust will be responsible for all applicable per record or transaction fees of DTCC/NSCC. If the Trust elects to hold a stand-alone DTCC/NSCC Membership, it will reimburse Paralel 100% of the DTCC/NSCC Membership fees and all applicable per record or transaction fees assessed by DTCC/NSCC.

Purchase settlements received through DTCC, paid into transfer agency demand deposit accounts at the Depository Institution, shall be moved to Trust Custody accounts the next business day after settlement from the DTCC. In consideration of Paralel’s’ administration of the Operating Account(s) held at the Depository Institution and facilitation of settlement with DTCC, with respect to any earnings of credits/interest attributable to amounts held in the Operating Accounts (the “Credits”), Paralel will retain fifty percent (50%) of any gross Credits and shall apply the 50% of the Credit against DTCC/NSCC Membership fees or expenses (noted above), and any remaining Credits amount to out-of-pocket fees or fees for other services rendered under the Agreement.

If applicable, if the Trust participates in the DTCC Mutual Fund Profile II (“MFPSII") service, a fee of $100/month for the Trust to maintain the Trust’s information in that system will be assessed and paid by the Trust to Paralel.

Out-of-Pocket Fees:

In addition, the Trust and the Funds agree to pay Paralel all out-of-pocket expenses incurred in connection to this Agreement, including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, banking, checks, TA SOC 1 (pro-rata), drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, fax, stationery supplies, reasonable counsel fees, outside printing and mailing firms (including Broadridge, LLC), off-site record storage, media for storage of records (e.g., microfilm, microfiche, computer data storage), computer equipment installed at the Trust’s request at the Trust’s or a third party’s premises, telecommunications equipment, telephone/telecommunication lines between the Trust and its agents, on one hand, and Paralel on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, Depository Trust and Clearing Corporation (“DTCC”), National Securities Clearing Corporation (“NSCC”) transaction fees, if applicable, blue sky registration and related fees (including fees of any third party vendor), and any additional third-party expenses reasonably incurred by Paralel in the performance of its duties and obligations under this Agreement.

Appendix D - 2

Any expenses will be paid to Paralel by the Trust at least 3 days prior to incursion if requested by Paralel.

5.	Additional Notice Addresses:

To Complex Adviser:

[Address]

Email: [Email]

[signature page follows]

Appendix D - 3

IN WITNESS WHEREOF, the parties hereto have executed this Fund Addendum as of the day and year first above written.

ELEVATION SERIES TRUST A Delaware statutory trust

By:
Name:
Title:

PARALEL TECHNOLOGIES LLC A Delaware limited liability company

By:
Name:	Jeremy May
Title:	Chief Executive Officer

[COMPLEX ADVISOR} A [ ]

By:
Name:
Title:

Appendix D - 4